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                                                                  Exhibit 2.2
                                                                  Execution Copy

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                            ASSET PURCHASE AGREEMENT

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                                      Among

                             CHANDLER'S TAVERN, INC.

                        THE YANKEE CANDLE COMPANY, INC.,

                                       and

                                MICHAEL KITTREDGE

                               Dated April 1, 1998
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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS........................................................1

   SECTION 1.01.  Certain Defined Terms......................................1
   SECTION 1.02.  Other Defined Terms........................................3
   SECTION 1.03.  Incorporation by Reference.................................3

ARTICLE II PURCHASE AND SALE.................................................4

   SECTION 2.01.  Sale and Purchase of the Acquired Assets...................4
   SECTION 2.02.  Excluded Assets............................................5
   SECTION 2.03.  Assumption of Liabilities..................................6
   SECTION 2.04.  Excluded Liabilities.......................................6
   SECTION 2.05.  Purchase Price.............................................7
   SECTION 2.06.  Allocation of Purchase Price...............................7
   SECTION 2.07.  Assignment of Commitments, Rights and
                     Obligations.............................................8
   SECTION 2.08.  Payment of Taxes and Fees..................................8
   SECTION 2.09.  Notices of Sale............................................8
   SECTION 2.10.  The Closing................................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF  THE SELLER....................9

   SECTION 3.01.  Incorporation by Reference.................................9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................10

   SECTION 4.01.  Incorporation by Reference................................10

ARTICLE V COVENANTS ........................................................10

   SECTION 5.01  Access and Information.....................................10
   SECTION 5.02  Notices and Consents.......................................10
   SECTION 5.03  Best Efforts...............................................11
   SECTION 5.04  Notice.....................................................11
   SECTION 5.05  Tax Provisions.............................................11
   SECTION 5.06  Further Assurances.........................................11
   SECTION 5.07  Guarantee..................................................12

ARTICLE VI CONDITIONS.......................................................12

   SECTION 6.01  Conditions to the Obligations of the Purchaser
                     and the Seller.........................................12

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   SECTION 6.02  Conditions to the Obligations of the Purchaser.............13
   SECTION 6.03  Conditions to the Obligations of the Seller................14

ARTICLE VII TERMINATION PRIOR TO THE EFFECTIVE TIME.........................14

   SECTION 7.01  Termination................................................14
   SECTION 7.02  Effect on Obligations......................................15
   SECTION 7.03  Right to Proceed...........................................15

ARTICLE VIII INDEMNIFICATION................................................15

   SECTION 8.01  Survival...................................................15
   SECTION 8.02  Indemnification for the Benefit of the Seller
                     and Kittredge..........................................16
   SECTION 8.03  Indemnification by the Seller..............................17
   SECTION 8.04  Materiality................................................18
   SECTION 8.05  Indemnification Procedures.................................18

ARTICLE IX MISCELLANEOUS....................................................19

   SECTION 9.01   Entire Agreement..........................................19
   SECTION 9.02  Successors and Assigns.....................................20
   SECTION 9.03  Counterparts...............................................20
   SECTION 9.04  Construction...............................................20
   SECTION 9.05  Acknowledgement............................................20
   SECTION 9.06  Modification and Waiver....................................20
   SECTION 9.07  Severability...............................................21
   SECTION 9.08  Specific Performance.......................................21
   SECTION 9.09  Public Announcements.......................................21
   SECTION 9.10  Expenses...................................................21
   SECTION 9.11  Notices....................................................21
   SECTION 9.12  Governing Law..............................................23
   SECTION 9.13  Bulk Transfer Laws.........................................23

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            ASSET PURCHASE AGREEMENT, dated as of April 1, 1998 among THE YANKEE
CANDLE COMPANY, INC., a Massachusetts corporation (the "Purchaser"), CHANDLER'S TAVERN, INC., a Massachusetts corporation (the "Seller") and MICHAEL KITTREDGE, an individual resident in the state of Florida ("Kittredge").

            WHEREAS, the Seller is engaged in the business of conducting, managing, operating and carrying on a bar and restaurant and owns the assets and liabilities relating to the conduct of such business (the "Business"); and

            WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Business, including all of the assets used or held for use in the conduct of the Business, other than the Excluded Assets (as defined herein) and the Purchaser desires to assume from the Seller certain liabilities and obligations of the Seller arising out of or relating to the conduct of the Business.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Agreement" or "this Agreement" means this Asset Purchase Agreement, dated as of April 1, 1998, among the Seller, the Purchaser and Kittredge (including the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 9.06.

            "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, retirement benefits, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan" and each "multi-employer plan" within the meaning of Section 3(3) and Section 3(37) or 4001(a)(3), respectively, of the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated or proposed thereunder.

            "Books and Records" means all the books of account and other financial records pertaining to the Business.

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            "Code" means the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder.

            "Company Employee Plan" means each Employee Plan (other than an Employee Agreement) which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by the Seller or any ERISA Affiliate for the benefit of any Employee, and pursuant to which the Seller or any ERISA Affiliate has or may have any liability, contingent or otherwise.

            "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

            "Employee" means each current, former or retired employee, officer, consultant, independent contractor, agent or director of the Business.

            "Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between the Seller or any of its Affiliates and any Employee pursuant to which the Seller has or may have any liability, contingent or otherwise.

            "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, complaints, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Substances, or arising from any actual or alleged injury or threat of injury to health, safety or the environment.

            "knowledge" means, with respect to the Seller, the knowledge of Kittredge, Michael D. Parry, Harry J. Flood, Stephen T. Williams, Nancy E. Spanbauer, Gail M. Flood, Ann Morrissey, Judith Kundl, Esq., Steve Richardson and James Pittitieri.

            "Leased Real Property" means the real property leased by the Seller in connection with the conduct of the Business, as tenant, together with, to the extent leased by the Business, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Business attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

            "Seller Material Adverse Effect" means any adverse effect or change in the business, condition (financial or otherwise), assets, net assets, Liabilities, properties, operations, results of operations or prospects of the Seller or the Business that is material to the Seller or the Business.

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      SECTION 1.02. Other Defined Terms. The following terms shall have the meanings defined for such terms in the sections set forth below:

              Term:                              Section:
              -----                              --------

              Acquired Assets                    2.01
              Ancillary Documents                2.10(b)
              Assumed Liabilities                2.03
              Business                           Recitals
              Closing                            2.10(a)
              Closing Date                       2.10(a)
              Commitments                        2.01(c)
              Confidentiality Agreement          7.02
              Excluded Assets                    2.02
              Excluded Liabilities               2.04
              Indemnification Claim Notice       8.05(a)
              Indemnified Party                  8.05(a)
              Indemnifying Party                 8.05(a)
              Kittredge                          Preamble
              Licenses                           2.01(e)
              Losses                             8.02(a)
              Notice                             9.11
              Permits                            2.01(f)
              Proprietary Rights                 2.01(d)
              Purchase Price                     2.05
              Purchaser                          Preamble
              Purchaser Indemnified Party        8.03(a)
              Requesting Party                   5.09
              Seller                             Preamble
              Seller Indemnified Party           8.02(a)
              Tangible Property                  2.01(b)

      SECTION 1.03. Incorporation by Reference. Any capitalized term used herein, but not defined herein, shall have the meaning assigned such term in the Recapitalization Agreement, dated as of March 25, 1998, by and among Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., the Purchaser, Yankee Candle Holdings Corp. and Kittredge (the "Recapitalization Agreement") provided, that all references in the Recapitalization Agreement to the "Company" (as such term is defined in the Recapitalization Agreement) shall be deemed to be references to the "Seller"(as such term is defined herein) and all references to the "Seller" (as such term is defined in the Recapitalization Agreement) shall be deleted.

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                                   ARTICLE II
                                PURCHASE AND SALE

      SECTION 2.01. Sale and Purchase of the Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Seller's right, title to and interest in and to the assets and properties used or held for use in the conduct of the Business (the "Acquired Assets"), except as provided in Section 2.02, including, without limitation:

            (a) all Leased Real Property, including, without limitation, the Leased Real Property listed in Section 2.01(a) of the Disclosure Schedule;

            (b) all items of tangible personal property owned by the Seller and used in connection with the Business, including, without limitation, buildings, facilities, furniture, fixtures, leasehold and other improvements, equipment, machinery, materials, supplies, motor vehicles, and inventory listed in Section 2.01(b) of the Disclosure Schedule, or acquired by the Seller after the date of such Schedule and on or before the Closing Date without breach of this Agreement (collectively, the "Tangible Property");

            (c) all contracts, agreements, commitments, understandings, purchase orders, sales orders, leases, documents and instruments to which the Seller is a party and which relate to the Business, including, without limitation, those listed in Section 2.01(c) of the Disclosure Schedule, or entered into by the Seller after the date of such Schedule and on or before the Closing Date without breach of this Agreement (collectively, the "Commitments");

            (d) all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, inventions, copyrights, service marks, all registrations and applications pending therefor, trade secrets, know-how, designs, marketing materials, slogans, processes and operating rights, in each case, owned or possessed by the Seller and used in connection with the Business, including, without limitation, those listed in Section 2.01(d) of the Disclosure Schedule, or acquired by the Seller or coming into existence after the date of such Schedule and on or before the Closing Date without breach of this Agreement (collectively, the "Proprietary Rights");

            (e) all licenses granted by or to the Seller in connection with the Business and all other agreements to which the Seller is a party which relate to any items described in Section 2.01(d), including, without limitation, those listed in Section 2.01(e) of the Disclosure Schedule, or granted by or to or entered into by the Seller after the date of such Schedule and on or before the Closing Date without breach of this Agreement (collectively, the "Licenses");

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            (f) all approvals, authorizations, consents, certificates, licenses, permits, franchises, tariffs, orders and other registrations of any Governmental Entity held by the Seller in connection with the Business and required by any Law or Governmental Entity, for the conduct of the Business, including, without limitation, those listed in Section 2.01(f) of the Disclosure Schedule, or granted to or obtained by the Seller after the date of such Schedule and on or before the Closing Date (collectively, the "Permits");

            (g) all warranties to the Seller from the Seller's vendors and suppliers with respect to goods or services supplied to the Seller in connection with the Business, including, without limitation, those listed in Section 2.01(g) of the Disclosure Schedule;

            (h) all causes of action and other similar rights of the Seller relating to the Business, including, without limitation, those listed in Section 2.01(h) of the Disclosure Schedule, and all such items arising or acquired after the date of such Schedule and on or before the Closing Date;

            (i) all cash, cash deposits and other cash equivalents, accounts receivable, prepaid expenses and similar items of the Seller;

            (j) all operating data and records necessary to the operation of the Business, including, without limitation, financial, Tax, accounting and credit records, correspondence, budgets and other similar documents and records;

            (k) all goodwill and going concern value of the Business; and

            (l) all other physical and tangible assets now owned directly by the Seller in connection with the Business or acquired after the date hereof and on or before the Closing Date without breach of this Agreement.

      SECTION 2.02. Excluded Assets.

            Notwithstanding anything herein to the contrary, from and after the Closing, the Seller shall retain all of its right, title and interest in and to the following assets (the "Excluded Assets"):

            (a) any assets described in Section 2.01 that are transferred or otherwise disposed of by the Seller prior to the Closing in the ordinary course of business without breach of this Agreement;

            (b) the Seller's corporate seal, minute books, charter documents and corporate stock record books and the Returns and Tax records that the Seller is required by law to retain; and

            (c) all consideration received by, and all rights of, the Seller pursuant to this Agreement.

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      SECTION 2.03. Assumption of Liabilities. As of the Closing, the Purchaser
shall assume and thereafter pay, perform or discharge the liabilities and obligations of the Seller relating to the Business which are set forth on
Section 2.03 of the Disclosure Schedule, as they shall exist immediately prior to the Closing, but only those and no others (collectively, the "Assumed Liabilities").

      SECTION 2.04. Excluded Liabilities. Notwithstanding anything herein to the contrary, except for the Assumed Liabilities expressly assumed by the Purchaser under Section 2.03 hereof, the Purchaser shall not and does not assume, agree to pay, perform or discharge any liability or obligation of the Seller or the Business, regardless of whether such liability or obligation is fixed or contingent, asserted or unasserted, and whether arising prior to, on or after the Closing Date (collectively, the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Excluded Liabilities shall, except as otherwise expressly provided in Section 2.03, include:

                  (i) any and all liabilities related to any of the Excluded Assets;

                  (ii) any indebtedness for borrowed money or any other indebtedness evidenced by notes or other instruments, including principal, interests and fees;

                  (iii) any indebtedness to any current or former stockholder or other Affiliate of the Seller;

                  (iv) any liability, claim or obligation of the Seller in respect of any Taxes, or any reporting requirement or estimated Tax payable with respect thereto, whether arising out of or relating to events, state of facts or transactions occurring or existing on, prior to, or after the Closing Date, including, without limitation, any Taxes relating to the Business or any of the Acquired Assets with respect to taxable periods or portions thereof ending on or prior to the Closing Date, any Taxes relating to the transactions contemplated hereby, and any Taxes relating to the transfer or disposition of Excluded Assets;

                  (v) any liabilities or obligations arising from any breach, or from any fact or transaction involving a breach, of any covenant, agreement, representation or warranty of the Seller contained herein or arising from, out of, or in connection with, the transactions contemplated hereby;

                  (vi) any liabilities in respect of which the Seller shall be in default on the Closing Date;

                  (vii) all employee benefit, compensation, pension, welfare, severance and other employee-related liabilities and obligations associated with any Employee, including without limitation, any liability or obligation under any



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      Benefit Plan or Employee Agreement, whether arising out of or relating to any event or state of facts occurring or existing before, on or after the Closing Date;

                  (viii) any liabilities or obligations arising from any litigation, investigation or other proceeding pending or threatened in respect of the Seller, the Business or any of the Acquired Assets on or prior to the Closing Date or subsequently asserted after the Closing Date which is attributable to facts existing, or events or omissions occurring, on or prior to the Closing Date, including, without limitation, any Environmental Claim;

                  (ix) any liabilities or obligations of the Seller with respect to any lessor, lessee, supplier, customer, lender or other third-party arising by reason of a claim that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby constitutes a breach, termination or impairment of, or gives a right to payment under, any contract, arrangement or understanding;

                  (x) any liabilities or obligations incurred by the Seller on or after the Closing Date; and

                  (xi) any liabilities or obligations incurred by the Business prior to the Closing outside the ordinary course of business and all debts, liabilities or obligations whatsoever, that do not arise out of or relate to the Business or the Acquired Assets, including all costs and expenses incurred by the Seller in connection with this Agreement, and the transactions contemplated hereby and thereby.

      SECTION 2.05. Purchase Price. As consideration for the sale by the Seller of the Acquired Assets hereunder, the purchase price to be paid to the Seller for the Acquired Assets (the "Purchase Price") shall be:

            (i) the assumption by the Purchaser of the Assumed Liabilities, and

            (ii) the payment to the Seller at the Closing of an amount in cash equal to $1.00 (the "Purchase Price").

      SECTION 2.06. Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets and other relevant items as reasonably determined by the Purchaser by notice to the Seller within 180 days following the Closing. The Seller and the Purchaser each agree to report the sale and purchase of the Acquired Assets for all federal, state, local and foreign Tax purposes in a manner consistent with such allocation and agree to take no position inconsistent with such allocation. Upon any payment of any indemnification obligations hereunder resulting in an adjustment of the


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Purchase Price, the purchase price allocation shall be adjusted by the
Purchaser appropriately by notice to the Seller within 90 days after such payment.

      SECTION 2.07. Assignment of Commitments, Rights and Obligations. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Commitment if an attempted assignment thereof, without the consent of a third party thereto, would in any way materially and adversely affect the rights of the Purchaser thereunder or the right of the Purchaser to conduct all or any part of the Business in the manner and on the terms presently enjoyed by the Seller. If any such third party consent is sought but not obtained, the Seller shall, at its expense, cooperate with the Purchaser in any reasonable arrangement designed (a) to provide the Purchaser the benefits under any such Commitment, including, without limitation, (i) compliance by the Seller on the Purchaser's behalf and at the Seller's expense with any such Commitment and
(ii) enforcement for the benefit of the Purchaser of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, or (b) to enable the Seller to meet its obligations, if any, under any such Commitment, or to limit, to the greatest extent reasonably possible, any liability of the Seller arising from its failure to perform any such Contract. The Purchaser shall not be required to accept or enter into, as a substitute for performance by the Seller under this Agreement, any arrangement which would impose any additional cost, expense or liability on the Purchaser or would deprive the Purchaser of any benefits or profits contemplated by this Agreement.

      SECTION 2.08. Payment of Taxes and Fees. All transfer, transfer gains, sales, use, stamp, registration, documentary or other similar Taxes (and any costs and expenses related to such Taxes) payable in connection with the transactions contemplated hereby shall be borne 50% by the Seller and 50% by the Purchaser. The Seller, at its own expense, will prepare and file any Returns and other filings relating thereto. The Seller shall pay when due any and all other Taxes which become payable, and all fees and charges incurred by it, in connection with the transactions contemplated hereby. The Purchaser will cooperate with the Seller in the preparation of such Returns and filings.

      SECTION 2.09. Notices of Sale. The Seller (as reasonably requested by the Purchaser) will, from time to time, prepare and mail notices to the other party under each of the Commitments sold, transferred, assigned, delivered and conveyed to the Purchaser pursuant to this Agreement advising such other party that such Commitments have been assigned to the Purchaser and directing such other party to send to the Purchaser all future payments on account, notices and correspondence relating to the foregoing.

      SECTION 2.10. The Closing.

            (a) The Closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York

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Plaza, New York, N.Y. 10004, commencing at 10:00 a.m. (New York time) on the later of the first Business Day after the (i) day in which the last of the conditions set forth in Article VI are satisfied or waived, or (ii) closing of the transactions contemplated by the Recapitalization Agreement, or at such other place, date and time as the parties may agree in writing (the date of the Closing shall be the "Closing Date").

            (b) At the Closing, the Seller shall execute and deliver, or cause to be delivered, to the Purchaser such deeds, bills of sale, endorsements, assignments, licenses and other instruments, certificates and documents reasonably satisfactory in form and substance to the Purchaser and its counsel (the "Ancillary Documents") as shall be reasonably necessary to vest in the Purchaser as of the Closing Date good and marketable title to the Acquired Assets free and clear of any Encumbrances (including, without limitation, the Bill of Sale and Instrument of Assignment and Assumption in the form attached hereto as Exhibit A). Simultaneously with such delivery, the Seller shall take all additional steps as may reasonably be necessary to put the Purchaser in possession and operating control of the Acquired Assets.

            (c) At the Closing, the Purchaser shall (i) execute and deliver to the Seller the Bill of Sale and Instrument of Assignment and Assumption and (ii) pay to the Seller the Purchase Price.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLER

      SECTION 3.01. Incorporation by Reference. Except as otherwise provided on
Schedule 3.01 hereto, the Seller represents and warrants, as to itself and, where applicable, Kittredge, as to each matter set forth in Article III of the Recapitalization Agreement, which Article is incorporated fully herein by this reference as though restated herein in full, provided that (i) the Seller makes no representation or warranty as to Sections 3.01, 3.03, 3.04 or 3.24 of the Recapitalization Agreement as incorporated herein, (ii) all references in the Recapitalization Agreement to the "Company" (as such term is defined in the Recapitalization Agreement) in such representations and warranties as incorporated herein shall be deemed to be references to the "Seller" (as such term is defined herein), and all references to the "Seller" (as such term is defined in the Recapitalization Agreement) in such representations and warrants as incorporated herein shall be deleted and (iii) to the extent a term is defined in this Agreement and in the Recapitalization Agreement, the definition of such term as set forth in this Agreement shall govern.



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                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      SECTION 4.01. Incorporation by Reference. The Purchaser represents and warrants to the Seller as to each matter set forth in Article IV of the Recapitalization Agreement, which Article is incorporated fully herein by this reference as though restated herein in full, provided that (i) the Purchaser makes no representation or warranty as to Section 4.04, (ii) the reference to the "State of Delaware" in Section 4.01 shall be deemed to be a reference to the "Commonwealth of Massachusetts" and (iii) to the extent a term is defined in this Agreement and in the Recapitalization Agreement, the definition of such term as set forth in this Agreement shall govern.

                                    ARTICLE V
                                    COVENANTS

      SECTION 5.01 Access and Information. From the date hereof until the Closing, the Seller shall, and shall cause its officers, directors, employees and agents to, afford to the Purchaser and its officers, directors, employees, counsel, accountants, advisors, representatives and agents access to the officers, employees, agents, customers, suppliers, properties, offices and other facilities, and to the Seller's Books and Records (including, without limitation, Returns and work papers of its independent auditors) and Commitments, and shall furnish the Purchaser and such others all financial, operating, technical and other data and information which the Purchaser, through its officers, employees, representatives or agents, may from time to time reasonably request.

      SECTION 5.02 Notices and Consents

            (a) Each of the parties hereto shall use all reasonable efforts to cause the transactions contemplated by this Agreement and the Ancillary Documents to be consummated, including, without limitation, cooperating with each other and using all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers, registrations, memberships and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated hereby and thereby.

            (b) The parties hereto agree that they will consult with one another with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities and other third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Documents, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein and therein. The party responsible for a filing shall



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promptly deliver to the other party hereto evidence of the filing of all applications, filings, registrations, memberships and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other party hereto a copy of each notice, order, opinion and other item of correspondence received by the filing party in respect of any such filing (except for any confidential portions thereof).

            (c) The parties hereto shall promptly advise each other upon receiving any communication from any Governmental Entities or other third party whose consent or approval is required for consummation of the transactions contemplated hereby which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of such consent or approval will be materially delayed or that the transaction contemplated hereby will become subject to additional conditions imposed by such Governmental Entities or other third party.

      SECTION 5.03 Best Efforts. Subject to the terms and conditions in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby.

      SECTION 5.04 Notice. Each party shall give prompt written notice to the other of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Seller or the Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or that will or may result in the failure to satisfy any of the conditions specified in Article VI, and (b) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      SECTION 5.05 Tax Provisions. The Seller covenants and agrees to timely pay all Income Taxes due with respect to the sale of the Business and Acquired Assets contemplated by this Agreement, and to promptly provide Purchaser with evidence of such payment of such Income Taxes and payment of any other Taxes payable in connection with the transactions contemplated hereby.

      SECTION 5.06 Further Assurances. After the Closing, each of the parties hereto will, at the request of any other party hereto (a "Requesting Party"), execute, acknowledge and deliver to such Requesting Party, at the sole expense of such Requesting Party, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as a

Requesting Party may reasonably request to consummate the transactions contemplated hereby.

      SECTION 5.07 Guarantee. Kittredge hereby unconditionally and irrevocably guarantees to the Purchaser the prompt and complete payment (and performance, in the case of non-pecuniary obligations) of all the Obligations (as defined below) in full, when and as the same shall become due (including amounts and performance that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, Title 11, United States Code, as amended). "Obligations" means all agreements, Commitments, obligations and Liabilities of the Seller under this Agreement (including, without limitation, Section 8.03 hereof) and the Ancillary Documents. Kittredge further agrees to pay any and all expenses (including fees and disbursements of counsel) which may be paid or incurred by any Person in collecting any or all of the Obligations or enforcing this guarantee in respect of such Obligations. This guarantee constitutes a guarantee of payment when due and not of collection, and Kittredge specifically agrees that it shall not be necessary or required that any Person exercise any right, asset any claim or demand or enforce any remedy whatsoever against the Seller (or any other Person) before or as a condition to the obligations of Kittredge hereunder. The parties hereto acknowledge and agree that (x) Kittredge will receive substantial and valuable benefits under this Agreement in consideration of the covenants and agreements of Kittredge set forth in this Section 5.07, (y) the Purchaser would not have executed and delivered this Agreement, or agreed to consummate the transactions contemplated hereby upon the terms and conditions set forth in this Agreement, if Kittredge had not entered into the covenants and agreements set forth in this Section 5.07 and (z) the parties intend that such agreements and covenants be enforceable and that it would be grossly inequitable if a court or judicial tribunal were to not enforce such covenants and agreements to the fullest extent provided herein.

                                   ARTICLE VI
                                   CONDITIONS

      SECTION 6.01 Conditions to the Obligations of the Purchaser and the Seller. The obligations of the Purchaser and the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by each of the Purchaser and the Seller) at or prior to the Closing of each of the following conditions:

            (a) No Law of any Governmental Entity shall be in effect which prohibits any party from consummating the transactions contemplated hereby.

            (b) The consummation of the transactions contemplated under the Recapitalization Agreement shall have occurred.

      SECTION 6.02 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Purchaser) at or prior to the Closing of each of the following conditions:

                  (a) (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Seller which address matters only as of a particular date, as of such date), disregarding all references in such representations and warranties to "materially", "material adverse change", "Seller Material Adverse Effect", "in all material respects" or similar expressions; (ii) the covenants and agreements contained in this Agreement to be complied with by Kittredge or the Seller at or prior to the Closing shall have been complied with in all material respects; and (iii) the Purchaser shall have received a certificate of the Seller as to the matters set forth in clauses (i) and (ii) above signed by the Seller.

                  (b) All consents, approvals, orders or clearances of any Governmental Entity or any other Person, the granting of which is required for the consummation of the transactions contemplated hereby, including those listed in Schedule 6.02, shall have been obtained in form and substance reasonably satisfactory to the Purchaser.

                  (c) (i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Order which is in effect and (x) has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions or (y) would materially restrict or interfere with the operation of the Business after the Closing or would have a Seller Material Adverse Effect, and (ii) there shall be no Litigation pending that is reasonably expected to be successful before any Governmental Entity of competent jurisdiction seeking a remedy that would have the effect of the foregoing.

                  (d) The Purchaser shall be satisfied, in its reasonable discretion, with the results of its legal and business due diligence investigation of the Seller and the Business.

      SECTION 6.03 Conditions to the Obligations of the Seller. The obligations of the Seller to consummate transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Seller) at or prior to the Closing of the following conditions:

            (a) (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Purchaser which address matters only as of a particular date, as of such date), disregarding all references in such representations and warranties to "materially", "material adverse change", "in all material respects" or similar expressions; (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects; and (iii) the Seller shall have received a certificate of the Purchaser as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Purchaser.

            (b) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

                                   ARTICLE VII
                     TERMINATION PRIOR TO THE EFFECTIVE TIME

      SECTION 7.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

            (a) by mutual written consent of the Purchaser and the Seller; or

            (b) by either the Seller or the Purchaser by giving written notice to the other party, if any Governmental Entity with jurisdiction over such matters shall have issued an Order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and unappealable; provided, however, that the provisions of this Section 7.01(b) shall not be available to a party unless such party shall have complied with its obligations under Section 5.02; or

            (c) by either the Purchaser or the Seller by giving written notice to the other party if the Recapitalization Agreement shall be terminated pursuant to Article VII hereof; or

            (d) by written notice given by the Seller or the Purchaser to the other party, if there shall have been a breach by the Purchaser or the Seller, as the case may be, of its representations, warranties, covenants or agreements contained herein and such breach would, if not cured, cause the conditions contained in Section 6.02 or 6.03, as applicable, not to be satisfied and such breach has not been cured to the reasonable satisfaction of the other party within 15 Business Days after receiving written notice thereof.

      SECTION 7.02 Effect on Obligations. Termination of this Agreement pursuant to this Article VII shall terminate all obligations of the parties hereunder, except for the obligations under Sections 5.07, 9.10 and 9.11 hereof and under that certain Confidentiality Agreement, dated as of January 14, 1998, by and between Forstmann Little & Co. and Geneva Corporate Finance, Inc. (the "Confidentiality Agreement"); provided, however, that nothing herein shall relieve the defaulting or breaching party from any Liability to any other party hereto.

      SECTION 7.03 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if the condition specified in Section 6.02(a)(i) has not been satisfied at the Closing, the Purchaser shall have the right to proceed with the transactions contemplated hereby; if the condition specified in Section 6.03(a)(i) hereof has not been satisfied at the Closing, the Seller shall have the right to proceed with the transactions contemplated hereby; and if any such right to proceed is exercised with actual knowledge, acquired after the date hereof, of the unsatisfied condition, the party exercising such right shall be deemed to have waived such unsatisfied condition and any such representation or warranty the failure of which to be true and correct as contemplated by Section 6.02(a)(i) or 6.03(a)(i), as applicable, has been so waived shall be deemed amended to reflect those facts of which the Purchaser or the Seller, as applicable, has actual knowledge, which facts shall be set forth with specificity in a writing to be executed by the waiving party.

                                  ARTICLE VIII
                                 INDEMNIFICATION

      SECTION 8.01 Survival. The representations and warranties of the parties hereto contained herein or in any Ancillary Document shall expire on the last day of the eighteenth month following the Closing Date, except that the representations and warranties set forth in Sections 3.20, 3.22 and 3.25 of this Agreement shall survive the Closing Date until the expiration of the applicable statute of limitations (including any extensions thereof). After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party has asserted a claim in accordance with this
Article VIII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VIII. The covenants and agreements of the parties hereto shall survive the Closing until performed in accordance with their terms, provided that the Seller's indemnification obligations set forth in Section 8.03(a)(v) shall survive until the fifth anniversary of the Closing Date, except to the extent a Purchaser Indemnified Party has asserted a claim in accordance with this Article VIII pursuant to Section 8.03(a)(v) prior to the fifth anniversary of the Closing Date, in which event the Seller's indemnification obligations with respect to such claim shall survive until such claim is resolved as provided in this Article VIII.

      SECTION 8.02 Indemnification for the Benefit of the Seller and Kittredge.

            (a) The Purchaser agrees to indemnify, from and after the Closing Date, the Seller and Kittredge (each a "Seller Indemnified Party") against and hold it or him harmless from and against all Liabilities, losses, damages, claims, costs, interest, judgments, fines, amounts paid in settlement and expenses (including reasonable attorney's fees) (collectively, "Losses") incurred by it or him based upon, resulting from or arising out of (i) the breach of any representation or warranty of the Purchaser contained in this Agreement or any of the Ancillary Documents or (ii) the breach of any covenant or agreement of the Purchaser contained in this Agreement or any of the Ancillary Documents. Anything in Section 8.02 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Purchaser, unless prompt written notice of such claim or action is received by the Purchaser describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action, provided that the failure of the Seller to give the Purchaser prompt notice as provided herein shall not relieve the Purchaser of any of its obligations hereunder except to the extent that the Purchaser is prejudiced thereby.

            (b) No claim may be made against the Purchaser for indemnification pursuant to Section 8.02(a)(i), unless the aggregate liability of the Purchaser, when aggregated with the aggregate liability of the Purchaser pursuant to Section 8.02(a)(i) of the Recapitalization Agreement, exceeds $5,000,000, and the Purchaser shall then only be liable for Losses under this Agreement in excess of such $5,000,000 amount. The maximum amount recoverable, in the aggregate under Section 8.02(a)(i) hereof and Section 8.02(a)(i) of the Recapitalization Agreement for breaches of representations and warranties shall be $50,000,000.

            (c) The Seller and Kittredge each acknowledge and agree that, except to the extent any Losses are incurred by such party resulting from any fraudulent misrepresentation by the Purchaser, the Seller's and Kittredge's sole and exclusive remedy with respect to any and all claims based upon, resulting from or arising out of the breach of any representation or warranty of the Purchaser contained in this Agreement or any

Ancillary Document shall be pursuant to the indemnification provisions of this Article VIII.

      SECTION 8.03 Indemnification by the Seller.

            (a) The Seller agrees to indemnify, defend and hold harmless the Purchaser and each of its Affiliates, officers, directors, employees, members, agents, successors, transferees and assigns (each of the foregoing a "Purchaser Indemnified Party") from and against all Losses incurred by any of them based upon, resulting from or arising out of (i) the breach of any representation or warranty of the Seller contained in this Agreement or any of the Ancillary Documents, (ii) the breach of any covenant or agreement of the Seller contained in this Agreement or any of the Ancillary Documents,
(iii) the failure of the Seller to pay, perform or discharge, when due, any of the Excluded Liabilities, (iv) any of the Excluded Assets, (v) Environmental Costs in excess of $250,000, whenever incurred, based upon, arising from or related to any conditions, events, circumstances, facts, activities, practices, incidents, actions or omissions occurring or existing on or prior to the Closing Date (x) at, on, under, about, within or migrating from or onto any property currently or formerly owned, leased or operated by the Seller or any of its predecessors, or (y) otherwise related to the Seller, or any other related entity of the Seller or any of its subsidiaries, or any divested entity, business, facility or property of the Seller or any of their predecessors or related entities, in each case regardless of whether such Environmental Costs are known, unknown, disclosed, undisclosed, fixed or contingent, and in each case including, without limitation, any such Environmental Costs arising from the use, storage, handling, treatment, processing, disposal, generation, transportation or release of any Hazardous Substances at any on-site or off-site location on or prior to the Closing Date. Anything in Section 8.03 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Seller for breach of any representation or warranty contained in this Agreement or any of the Ancillary Documents, unless prompt written notice of such claim or action is received by the Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action; provided that the failure of the Purchaser to give the Seller prompt notice as provided herein shall not relieve the Seller of its obligations hereunder, except to the extent that the Seller is prejudiced thereby.

            (b) No claim may be made against the Seller for indemnification pursuant to Section 8.03(a)(i), unless the aggregate liability of the Seller, when aggregated with the aggregate liability of the "Seller" (as defined therein) pursuant to Section 8.03(a)(i) of the Recapitalization Agreement, exceeds $5,000,000, and the Seller shall then only be liable for Losses in excess of $5,000,000. The maximum amount recoverable, in the aggregate under
Section 8.03(a)(i) hereof and Section 8.03(a)(i) of the Recapitalization Agreement for breaches of representations and warranties shall be $50,000,000

            (c) The Purchaser acknowledges and agrees that, except to the extent any Losses are incurred by such party resulting from any fraudulent misrepresentation by the Seller or Kittredge, the Purchaser's sole and exclusive remedy with respect to any and all claims based upon, resulting from or arising out of the breach of any representation or warranty of the Seller contained in this Agreement or any Ancillary Document shall be pursuant to the indemnification provisions of this Article VIII.

      SECTION 8.04 Materiality. The Seller Material Adverse Effect and materiality (or correlative meaning) qualifications included in the representations, warranties and covenants shall have no effect on any provisions in this Article VIII concerning the indemnities of the Seller with respect to such representations, warranties and covenants, each of which is given as though there were no Seller Material Adverse Effect or materiality qualification for purposes of such indemnities.

      SECTION 8.05 Indemnification Procedures.

            (a) A Purchaser Indemnified Party or Seller Indemnified Party, as the case may be (for purposes of this Section 8.05, an "Indemnified Party"), shall give the indemnifying party under Section 8.02 or 8.03, as applicable (for purposes of this Section 8.05, an "Indemnifying Party"), prompt written notice (the "Indemnification Claim Notice") of any claim, assertion, event or proceeding by or in respect of a third party of which such Indemnified Party has knowledge concerning any Loss as to which such Indemnified Party may request indemnification hereunder; provided that failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, the defense or settlement of any claim or proceeding the subject of indemnification hereunder at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall, upon reasonable notice, provide the Indemnifying Party with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing (which consent shall not be unreasonably withheld) to such payment or unless the Indemnifying Party withdraws from or fails to maintain the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. No settlement in respect of any third party claim may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld) unless the settlement involves a full and unconditional release of the Indemnified Party. If the Indemnifying Party shall fail to undertake or maintain any such defense within 30 days of receipt of the Indemnification Claim Notice, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 8.05 it may conduct such defense as it reasonably deems appropriate (without regard to the availability of indemnification hereunder), and the Indemnifying Party shall be responsible for and pay all costs and expenses of such defense, including its compromise or settlement, if the Indemnifying Party consents thereto (which consent shall not be unreasonably withheld).

            (b) Notwithstanding the foregoing, with respect to any claim or demand that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if there are conflicts that make it reasonably necessary for separate counsel to represent the Indemnified Party and the Indemnifying Party.

            (c) The parties agree to treat any indemnification payments made by the Seller pursuant to Section 8.03 for all Tax purposes as adjustments to the Purchase Price.

            (d) The amounts for which an Indemnifying Party shall be liable under Sections 8.02 and 8.03 of this Agreement shall be net of any insurance proceeds received by the Indemnified Party in connection with the circumstances giving rise to the right of indemnification.

            (e) The obligation of the Indemnifying Party pursuant to Section 8.02(a)(i) or 8.03(a)(i) shall be limited to actual damages and shall not include lost profits or consequential damages whether arising in contract, tort (including negligence and strict liability), warranty, statute or otherwise; provided that any lost profits or consequential damages recovered by a third party (including any governmental or quasi-Governmental Entities) against a party entitled to indemnity pursuant to this Article VIII shall be included in the damages recoverable under such indemnity.

                                   ARTICLE IX
                                  MISCELLANEOUS

      SECTION 9.01 Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements among the parties with respect to the subject matter hereof and thereof.

      SECTION 9.02 Successors and Assigns. Except as otherwise expressly provided herein, the terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto, except that all or any of the rights of the Purchaser may be assigned to any corporation newly-formed and wholly owned by the Purchaser for the purpose of effecting the transactions contemplated hereby, provided that no such assignment shall relieve the Purchaser of any of its liabilities hereunder. Nothing in this Agreement, express or implied, is intended to, or shall, confer on any Person, other than any of the parties hereto, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 9.03 Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

      SECTION 9.04 Construction. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof. All section and article references are to this Agreement, unless otherwise expressly provided. As used in this Agreement, (a) "hereof", "hereunder", "herein" and words of like import shall be deemed to refer to this Agreement in its entirety and not just a particular section of this Agreement, and (b) unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number or the plural number, words of the masculine gender shall include the feminine and neuter, and, when the sense so indicates, words of the neuter gender shall refer to any gender.

      SECTION 9.05 Acknowledgement. Each of Kittredge and the Seller acknowledges that the representations and warranties contained in this Agreement, any Ancillary Document and in any certificate or other document delivered to the Purchaser shall not be deemed waived or otherwise affected by any investigation by the Purchaser, or their respective officers, directors, employees, counsel, accountants, advisors, representatives and agents.

      SECTION 9.06 Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Seller, Kittredge and the Purchaser. Any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).
No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

      SECTION 9.07 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      SECTION 9.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 9.09 Public Announcements. Prior to the Closing, none of the Purchaser, Kittredge or the Seller shall make any press release with respect to this Agreement or the transactions contemplated hereby, except as may be required by Law (in which case, the nature of the statement shall be described to each other party prior to dissemination to the public) or as otherwise agreed to by the Seller and the Purchaser.

      SECTION 9.10 Expenses. Each of the parties hereto shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, in each case including, without limiting the generality of the foregoing, fees and expenses of such Person's own financial consultants, advisors, brokers, accountants and counsel.

      SECTION 9.11 Notices. Any notice, request, instruction or other document to be given hereunder (a "Notice") by any party hereto to any other party shall be in writing and delivered personally, sent by a recognized worldwide or nationwide (whichever is applicable) overnight delivery service with charges prepaid, sent by registered or certified mail with postage prepaid, or sent by facsimile transmission:

            if to the Purchaser to:

            Yankee Candle Holdings Corp.
            c/o Forstmann Little & Co.
            767 Fifth Avenue, 44th Floor
            New York, New York 10153
            Facsimile: (212) 759-9059
            Confirmation: (212) 355-5656
            Attention: Sandra J. Horbach

            with a copy to:

            Fried, Frank, Harris, Shriver & Jacobson
            One New York Plaza
            New York, New York  10004
            Facsimile: (212) 859-4000
            Confirmation: (212) 859-8000
            Attention: Robert C. Schwenkel, Esq.

            if to the Seller or Kittredge to:

            Yankee Candle Company, Inc.
            102 Christian Lane
            Whately, Massachusetts 01093
            Facsimile: (413) 665-4171
            Confirmation: (413) 665-8306
            Attention: Harry J. Flood

            with a copy to:

            Peabody & Brown
            101 Federal Street
            Boston, Massachusetts 02110
            Facsimile: (617) 345-1300
            Confirmation: (617) 345-1000
            Attention: Charles F. Claeys, Esq.

or at such other address for a party as shall be specified by like Notice. Any Notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party, except that any Notice delivered by facsimile transmission shall be deemed to have been given upon confirmation of transmission; provided that Notice so delivered is promptly followed by duplicate Notice to that same party sent by registered or certified mail, postage prepaid.

      SECTION 9.12 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case, located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

      SECTION 9.13 Bulk Transfer Laws. The parties hereby waive compliance with the provisions of any so-called bulk transfer law in any jurisdictioon in connection with the transactions contemplated hereby. The Seller shall indemnify and hold harmless the Purchaser and its Affiliates for and against all Losses, including Losses attributable to any and all Taxes, which may be incurred by reason of such waiver.



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

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                    THE YANKEE CANDLE COMPANY, INC.

                                          By: /s/ Harry Flood
                                             ----------------------
                                             Name:   Harry Flood
                                             Title:  CFO/Treasurer


                                    CHANDLER'S TAVERN, INC.

                                          By: /s/ Gail Flood
                                             ----------------------
                                             Name:   Gail Flood
                                             Title:  President

                                    /s/ Michael Kittredge
                                    -------------------------------
                                    MICHAEL KITTREDGE

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

                                    GUARANTEE

      Each of MBO-VI and Forstmann Little & Co. Equity Partnership-V, L.P. ("EP-V") agrees to cause Yankee Candle Holdings Corp. (including any assignee of Yankee Candle Holdings Corp.) to fully perform and observe its covenants and other obligations under the foregoing Asset Purchase Agreement and shall be entitled to enforce directly any benefit of the Asset Purchase Agreement accruing to Yankee Candle Holdings Corp. The foregoing agreement of each of MBO-VI and EP-V shall terminate at the Closing.

Dated:  April 1, 1998

                                    FORSTMANN LITTLE & CO. SUBORDINATED DEBT
                                    AND EQUITY MANAGEMENT BUYOUT
                                    PARTNERSHP-VI, L.P.

                                    By: /s/ Sandra J. Horbach
                                       -------------------------------------
                                       General Partner


                                    FORSTMANN LITTLE & CO. EQUITY
                                    PARTNERSHP-V, L.P.

                                    By: /s/ Sandra J. Horbach
                                       -------------------------------------
                                       General Partner


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